Exhibit 99.6

Jefferies Financial Group Inc.

2017 RSU Opportunity Plan (HomeFed)

RSU Opportunity Notice

July 1, 2019

[Name of Executive

Address of Executive

City, State, Zip Code]

RE: RSU Opportunity Notice

Dear [Executive]:

You were originally granted the opportunity to receive an award (the “Original Award”) of restricted stock units for shares of common stock of HomeFed Corporation (“HomeFed”), pursuant to the HomeFed Corporation 2017 RSU Opportunity Plan (the “Original Plan”) and the terms of an RSU Opportunity Notice dated November 2, 2017 (the “Original Notice”) entered into under the Original Plan. In connection with the Merger (as defined in the Plan amendment dated July 1, 2019), Jefferies Financial Group Inc. (the “Company”) has assumed and amended the Original Plan as of July 1, 2019 to effectuate adjustments in connection with the Merger, and has renamed and adopted the Original Plan as the Jefferies Financial Group Inc. 2017 RSU Opportunity Plan (HomeFed) (the “Plan”). In connection with the adoption of the Plan, the Company has amended and restated your Original Notice pursuant to Section 3 thereof to convert the Original Award into the opportunity to receive an award of restricted stock units (“RSUs”) for shares of common stock of the Company, par value $1.00 per share (“Common Stock”), pursuant to the Plan and the terms of this RSU Opportunity Notice (this “Notice”), as outlined below:

1.

Determination of RSU’s. During the period commencing on the date of this Notice and ending on December 31, 2019 (the “Performance Period”), if the board of directors of the Company (the “Board”) determines, in the exercise of its sole discretion, taking into account the performance targets set forth on Exhibit A hereto, that you have achieved the performance criteria as determined by the Board, you will receive RSUs for a number of shares of Common Stock to be determined by dividing $[●] by the fair value of a share of Common Stock on December 31, 2019, as determined by the Board in its sole discretion; provided, that RSUs with respect to no fewer than [●] shares of Common Stock and no more than [●] shares of Common Stock may be granted, and subject to your continued employment with the Company on the RSU Grant Date. See below for examples of how this would work:

Fair Value per Share of Common Stock	Number of Shares of Common Stock Subject to RSUs		Grant Date Value of RSUs
$15	[	●]	[	●]
$17.50	[	●]	[	●]
$20	[	●]	[	●]
$22.50	[	●]	[	●]
$25	[	●]	[	●]
$27.50	[	●]	[	●]
$30	[	●]	[	●]
$32.50	[	●]	[	●]
$35	[	●]	[	●]

If the Board determines in its sole discretion that you have not achieved the required performance criteria, you will not receive a grant of RSUs. The Board will make this determination and, as appropriate, will grant the RSUs (the “RSU Award”) following the completion of the Performance Period, but in no event later than April 1, 2020. The date on which RSUs are granted is referred to as the “RSU Grant Date”. The RSUs will be granted pursuant to an award agreement (an “Award Agreement”) to be entered into by you and the Company on the RSU Grant Date.

2.	Vesting; Additional Conditions.

a.

Fifty percent (50%) of the RSU Award will vest on December 31, 2020, and the remaining 50% of the RSU Award will vest on December 31, 2021, provided that you have been in the continuous employ of the Company through each of such vesting dates, except as otherwise provided in an Award Agreement. Additional terms and conditions of the RSU Award may apply; if so, they will be determined by the Board in its sole discretion at the RSU Grant Date and will be set forth in the Award Agreement.

b.

Each RSU shall be settled on or within thirty (30) days following the date on which such RSU vests. Vested RSUs shall be converted into an equivalent number of shares of Common Stock of the Company and distributed to you, except as otherwise provided in the applicable Award Agreement, and provided, however, that the Company shall pay you in cash in lieu of any fractional shares of Common Stock that might otherwise be delivered. You will have the option to have up to 40% of the RSUs settled in cash at the closing market price on the settlement date as set out in the Award Agreement.

3.

Adjustments. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends), or any similar corporate event or transaction, in order to prevent dilution or enlargement of your rights with respect to the RSU Award, the Board will substitute or adjust, in its sole discretion, the number and kind of shares or other property that may be issued under this Notice and/or your Award Agreement, including the maximum and minimum number of shares subject to the RSUs and the maximum value of the aggregate shares subject to the RSUs.

4.

Withholding. The Company shall have the power and the right to deduct or withhold automatically from any cash or shares deliverable in respect of the RSUs, or require the you to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of your RSU Award.

5.

Compliance with Section 409A of the Code. The Company intends that the Agreement be interpreted to satisfy an exemption from (or, to the extent not exempt, in compliance with) Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest, or penalties as a result of the payments.

6.

Miscellaneous. We intend this Notice to be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Notice to the substantive law of another jurisdiction. You understand that this Notice does not confer any rights of continued employment upon you and does not restrict the Company’s right to terminate your employment at any time or for any reason. This Notice, together with the Plan, constitutes the entire agreement, and supersedes any and all other agreements, representations or understandings (whether written or oral), between the Company and you with respect to the subject matter hereof, including without limitation, the Original Notice. This Notice shall be subject to the terms of the Plan, and in the event of any conflict between the two, the Plan shall supersede and control. No amendment or modification of any term of this Notice shall be effective unless signed in writing by or on behalf of the Company and you, and made in accordance with the terms of the Plan. No waiver of any breach or condition of this Notice shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Should any provision of this Notice be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Notice shall not be affected by such holding and shall continue in full force in accordance with their terms. The provisions of this Notice shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon you and your heirs, successors, legal representatives and permitted assigns. Nothing in this Notice, express or implied, is intended to confer on any person other than the Company and you, and its and your respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Notice. You (and your beneficiaries) shall be responsible for all taxes with respect to the RSUs. The Board and the Company make no guarantees regarding the tax treatment of the RSUs, and none of the Board or the Company, any affiliate thereof or any of their respective employees or representatives shall have any liability to you with respect thereto.

As a result of the Merger, the Committee exercised its discretion to unilaterally amend and restate the Original Notice pursuant to Section 3 of the Original Notice solely to reflect the equitable adjustment of the opportunity to receive an award of RSUs granted to you pursuant to the Original Notice. You remain bound by the terms of this Notice, as you expressly agreed in the Original Notice.

[Signature Page Follows]

Very truly yours,

JEFFERIES FINANCIAL GROUP INC.

___________________________

By:

Name:

Title:

[Signature Page to RSU Opportunity Notice]

Exhibit A

Performance Criteria